Via Renewables, Inc. Reports Fourth Quarter and Full Year 2021 Financial Results
HOUSTON, March 2, 2022 (ACCESSWIRE) -- Via Renewables, Inc. ("Via Renewables" or the "Company") (NASDAQ: VIA; VIASP), an independent retail energy services company, today reported financial results for the year ended December 31, 2021.
Key Business Highlights
•Recorded $11.6 million in Adjusted EBITDA, $25.2 million in Retail Gross Margin, and $(35.8) million in Net Income for the fourth quarter 2021
•Recorded $80.7 million in Adjusted EBITDA, $132.5 million in Retail Gross Margin, and $(4.0) million in Net Income for the year ended 2021
•Average monthly attrition of 3.3%
•Total liquidity of $122.2 million

"2021 was a stand out year for Via Renewables. We successfully rebranded to show our commitment to provide green energy to our customers. We persevered through winter storm Uri, which resulted in power and ancillary costs reaching maximum allowed clearing prices coupled with increased demand, the result of which resulted in a significant loss reflected in the first quarter. In spite of this loss we were able to remain liquid and secured customer book acquisitions for approximately 107k RCEs to bolster our customer book. We named two new c-suite executives with decades of combined retail experience to lead our team and carry out our sustainability goals. We believe Via Renewables has laid the ground work to be successful in 2022," said Keith Maxwell, Via's Chief Executive Officer and Chairman of the Board.

Looking forward to 2022, our plan is to grow organically by ramping up our door-to-door and telemarketing channels now that COVID restrictions are winding down. We will be expanding our product offerings starting with a new surge protection product, which has launched in Texas. We look to complement our organic sales channels with customer book acquisitions as opportunities present themselves. Via Renewables has committed to having a 100% green book and will continue to purchase Renewable Energy Credits to offset all our electric and natural gas load.

Summary Fourth Quarter 2021 Financial Results

Net income (loss) for the quarter ended December 31, 2021, was $(35.8) million, heavily impacted by record commodity prices offset by a reduction in G&A expenses. This compares to net income of $8.8 million for the quarter ended December 31, 2020.
For the quarter ended December 31, 2021, Via Renewables reported Adjusted EBITDA of $11.6 million compared to Adjusted EBITDA of $24.7 million for the quarter ended December 31, 2020. The decrease in Adjusted EBITDA was due to lower gross margin quarter over quarter, partially offset by decreases in G&A expenses.
For the quarter ended December 31, 2021, Via Renewables reported Retail Gross Margin of $25.2 million compared to Retail Gross Margin of $49.0 million for the quarter ended December 31, 2020. This decrease is attributable to fewer customers in our overall portfolio throughout the year and margin compression caused by high commodity prices.

Summary Full Year 2021 Financial Results
Net income (loss) for the year ended December 31, 2021, was $(4.0) million compared to net income of $68.2 million for the year ended December 31, 2020. The decrease compared to the prior year was primarily the result of a $64.4 million loss due to winter storm Uri. In addition, we had a mark-to-market gain this year of $5.5 million, compared to a mark-to-market gain of $14.3 million a year ago.
For the year ended December 31, 2021, Via Renewables reported Adjusted EBITDA of $80.7 million compared to Adjusted EBITDA of $106.6 million for the year ended December 31, 2020. The decrease was primarily due to decreases in both power and gas usage partially offset by higher gas margins. The decrease was also offset by G&A reductions pertaining to bad debt, legal settlement expenses and lower customer acquisitions costs.
For the year ended December 31, 2021, Via Renewables reported Retail Gross Margin of $132.5 million compared to Retail Gross Margin of $196.5 million for the year ended December 31, 2020. The decrease was primarily attributable to a smaller customer book, particularly due to restrictions on our organic sales channels, limiting our ability to ramp up sales. The shift in the customer mix towards more residential contracts not only reduces the risk in the portfolio, but also has a positive impact on our G&A and balance sheet.
Liquidity and Capital Resources

($ in thousands)	December 31, 2021
Cash and cash equivalents	$ 68,899
Senior Credit Facility Availability (1)	28,266
Subordinated Debt Facility Availability (2)	25,000
Total Liquidity	$ 122,165
(1) Reflects amount of Letters of Credit that could be issued based on existing covenants as of December 31, 2021.
(2) The availability of Subordinated Facility is dependent on our Founder's willingness and ability to lend.
Dividend
Via Renewables’ Board of Directors declared quarterly dividends of $0.18125 per share of Class A common stock payable on March 15, 2022 to holders of record as of March 1, 2022, and $0.546875 per share of Series A Preferred Stock payable on April 15, 2022 to holders of record as of April 1, 2022.
Conference Call and Webcast
Via Renewables will host a conference call to discuss fourth quarter and full year 2021 results on Thursday, March 3, 2022, at 10:00 AM Central Time (11:00 AM Eastern).
A live webcast of the conference call can be accessed from the Events & Presentations page of the Via Renewables website at https://viarenewables.com/. An archived replay of the webcast will be available for twelve months following the live presentation.

About Via Renewables, Inc.
Via Renewables, Inc. is an independent retail energy services company founded in 1999 that provides residential and commercial customers in competitive markets across the United States with an alternative choice for natural gas and electricity. Headquartered in Houston, Texas, Via Renewables currently operates in 101 utility service territories across 19 states and the District of Columbia. Via Renewables offers its customers a variety of product and service choices, including stable and predictable energy costs and green product alternatives.
We use our website as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Investors should note that new materials, including press releases, updated investor presentations, and financial and other filings with the Securities and Exchange Commission are posted on the Via Renewables Investor Relations website at https://viarenewables.com/. Investors are urged to monitor our website regularly for information and updates about the Company.
Cautionary Note Regarding Forward Looking Statements
This earnings release contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. These forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) can be identified by the use of forward-looking terminology including “may,” “should,” "could," “likely,” “will,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “plan,” “intend,” “project,” or other similar words. All statements, other than statements of historical fact included in this earnings release are forward-looking statements. The forward-looking statements include statements regarding the impacts of COVID-19 and the 2021 severe weather event, cash flow generation and liquidity, business strategy, prospects for growth and acquisitions, outcomes of legal proceedings, ability to pay cash dividends, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans, objectives, beliefs of management, availability and terms of capital, competition, governmental regulation and general economic conditions. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurance that such expectations will prove correct.
The forward-looking statements in this earnings release are subject to risks and uncertainties. Important factors that could cause actual results to materially differ from those projected in the forward-looking statements include, but are not limited to:
•evolving risks, uncertainties and impacts relating to COVID-19, including the geographic spread, the severity of the disease, the scope and duration of the COVID-19 outbreak, actions that may be taken by governmental authorities to contain the COVID-19 outbreak or to treat its impact, and the potential for continuing negative impacts of COVID-19 on economies and financial markets;
•the ultimate impact of the 2021 severe weather event, including future benefits or costs related to ERCOT market Securitization efforts, and any corrective action by the State of Texas, ERCOT, the Railroad Commission of Texas, or the Public Utility Commission of Texas;
•changes in commodity prices;
•the sufficiency of risk management and hedging policies and practices;
•the impact of extreme and unpredictable weather conditions, including hurricanes and other natural disasters;
•federal, state and local regulations, including the industry's ability to address or adapt to potentially restrictive new regulations that may be enacted by public utility commissions;
•our ability to borrow funds and access credit markets;

•restrictions in our debt agreements and collateral requirements;
•credit risk with respect to suppliers and customers;
•changes in costs to acquire customers as well as actual attrition rates;
•accuracy of billing systems;
•our ability to successfully identify, complete, and efficiently integrate acquisitions into our operations;
•significant changes in, or new changes by, the independent system operators (“ISOs”) in the regions we operate;
•competition; and
•the “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021, and other public filings and press releases.
You should review the risk factors and other factors noted throughout this earnings release that could cause our actual results to differ materially from those contained in any forward-looking statement. All forward-looking statements speak only as of the date of this earnings release. Unless required by law, we disclaim any obligation to publicly update or revise these statements whether as a result of new information, future events or otherwise. It is not possible for us to predict all risks, nor can we assess the impact of all factors on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.
For further information, please contact:
Investor Relations:
Mike Barajas,
832-200-3727
Media Relations:
Kira Jordan,
832-255-7302

VIA RENEWABLES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2021 AND DECEMBER 31, 2020
(in thousands, except share counts)

	December 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$ 68,899	$ 71,684
Restricted cash	6,421	—
Accounts receivable, net of allowance for doubtful accounts of $2,368 and $3,942 as of December 31, 2021 and 2020, respectively	66,676	70,350
Accounts receivable—affiliates	3,819	5,053
Inventory	1,982	1,496
Fair value of derivative assets	3,930	311
Customer acquisition costs, net	946	5,764
Customer relationships, net	8,523	12,077
Deposits	6,664	5,655
Renewable energy credit asset	14,691	20,666
Other current assets	14,129	11,818
Total current assets	196,680	204,874
Property and equipment, net	4,261	3,354
Fair value of derivative assets	340	—
Customer acquisition costs, net	453	306
Customer relationships, net	5,660	5,691
Deferred tax assets	23,915	27,960
Goodwill	120,343	120,343
Other assets	3,624	4,139
Total Assets	$ 355,276	$ 366,667
Liabilities, Series A Preferred Stock and Stockholders' Equity
Current liabilities:
Accounts payable	$ 43,285	$ 27,322
Accounts payable—affiliates	491	826
Accrued liabilities	19,303	34,164
Renewable energy credit liability	13,548	19,549
Fair value of derivative liabilities	4,158	7,505
Other current liabilities	1,707	1,295
Total current liabilities	82,492	90,661
Long-term liabilities:
Fair value of derivative liabilities	36	227
Long-term portion of Senior Credit Facility	135,000	100,000
Other long-term liabilities	109	30
Total liabilities	217,637	190,918
Commitments and contingencies
Series A Preferred Stock, par value $0.01 per share, 20,000,000 shares authorized, 3,567,543 shares issued and outstanding at December 31, 2021 and 3,707,256 shares issued and 3,567,543 outstanding at December 31, 2020	87,288	87,288
Stockholders' equity:
Common Stock :
Class A common stock, par value $0.01 per share, 120,000,000 shares authorized, 15,791,019 shares issued and 15,646,425 shares outstanding at December 31, 2021 and 14,771,878 shares issued and 14,627,284 shares outstanding at December 31, 2020	158	148
Class B common stock, par value $0.01 per share, 60,000,000 shares authorized, 20,000,000 issued and outstanding at December 31, 2021 and 20,800,000 issued and outstanding at December 31, 2020	201	209
Additional paid-in capital	54,663	55,222
Accumulated other comprehensive loss	(40)	(40)
Retained earnings	776	11,721
Treasury stock, at cost, 144,594 at December 31, 2021 and December 31, 2020	(2,406)	(2,406)
Total stockholders' equity	53,352	64,854
Non-controlling interest in Spark HoldCo, LLC	(3,001)	23,607
Total equity	50,351	88,461
Total Liabilities, Series A Preferred Stock and stockholders' equity	$ 355,276	$ 366,667

VIA RENEWABLES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) FOR THE YEARS ENDED DECEMBER 31, 2021, 2020 and 2019
(in thousands, except per share data)

	Year Ended December 31,
	2021	2020	2019
Revenues:
Retail revenues	$ 397,728	$ 555,547	$ 810,954
Net asset optimization (expense) revenues	(4,243)	(657)	2,771
Total revenues	393,485	554,890	813,725
Operating expenses:
Retail cost of revenues	323,219	344,592	615,225
General and administrative	44,279	90,734	133,534
Depreciation and amortization	21,578	30,767	40,987
Total operating expenses	389,076	466,093	789,746
Operating income	4,409	88,797	23,979
Other (expense)/income:
Interest expense	(4,926)	(5,266)	(8,621)
Interest and other income	370	423	1,250
Gain on disposal of eRex	—	—	4,862
Total other (expense)/income	(4,556)	(4,843)	(2,509)
(Loss) income before income tax expense	(147)	83,954	21,470
Income tax expense	3,804	15,736	7,257
Net (loss) income	$ (3,951)	$ 68,218	$ 14,213
Less: Net (loss) income attributable to non-controlling interest	(9,146)	38,928	5,763
Net income attributable to Via Renewables, Inc. stockholders	$ 5,195	$ 29,290	$ 8,450
Less: Dividend on Series A preferred stock	7,804	7,441	8,091
Net (loss) income attributable to stockholders of Class A common stock	$ (2,609)	$ 21,849	$ 359
Other comprehensive (loss) income, net of tax:
Currency translation (loss) gain	$ —	$ —	$ (102)
Other comprehensive (loss) income	—	—	(102)
Comprehensive income (loss)	$ (3,951)	$ 68,218	$ 14,111
Less: Comprehensive (loss) income attributable to non-controlling interest	(9,146)	38,928	5,703
Comprehensive income attributable to Via Renewables, Inc. stockholders	$ 5,195	$ 29,290	$ 8,408

Net (loss) income attributable to Via Renewables, Inc. per share of Class A common stock
Basic	$ (0.17)	$ 1.50	$ 0.03
Diluted	$ (0.17)	$ 1.48	$ 0.02

Weighted average shares of Class A common stock outstanding
Basic	15,128	14,555	14,286
Diluted	15,128	14,715	14,568

VIA RENEWABLES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2021, 2020 AND 2019
(in thousands)

	Year Ended December 31,
	2021	2020	2019
Cash flows from operating activities:
Net (loss) income	$ (3,951)	$ 68,218	$ 14,213
Adjustments to reconcile net (loss) income to net cash flows provided by operating activities:
Depreciation and amortization expense	21,578	30,767	41,002
Deferred income taxes	4,045	1,905	(6,929)
Stock based compensation	3,448	2,503	5,487
Amortization of deferred financing costs	997	1,210	1,275
Change in fair value of earnout liabilities	—	—	(1,328)
Excess tax expense (benefit) related to restricted stock vesting	—	—	50
Bad debt expense	445	4,692	13,532
Loss on derivatives, net	(21,200)	23,386	67,749
Current period cash settlements on derivatives, net	15,692	(37,414)	(41,919)
Gain on disposal of eRex	—	—	(4,862)
Other	—	—	(776)
Changes in assets and liabilities:
Decrease in accounts receivable	3,229	37,960	23,699
Decrease (increase) in accounts receivable—affiliates	1,234	(3,020)	526
(Increase) decrease in inventory	(486)	1,458	924
Increase in customer acquisition costs	(1,415)	(1,513)	(18,685)
Decrease (increase) in prepaid and other current assets	654	(2,120)	9,250
Decrease in intangible assets—customer acquisition	27	—	—
(Increase) decrease in other assets	(190)	288	55
Decrease in accounts payable and accrued liabilities	(10,213)	(37,297)	(8,620)
Decrease in accounts payable affiliates	(335)	(184)	(1,455)
(Decrease) increase in other current liabilities	(705)	1,180	(1,459)
(Decrease) increase in other non-current liabilities	(152)	(188)	6
Net cash provided by operating activities	12,702	91,831	91,735
Cash flows from investing activities:
Purchases of property and equipment	(2,713)	(2,154)	(1,120)
Acquisition of Customers	(3,797)	—	(5,913)
Disposal of eRex investment	—	—	8,431
Net cash (used in) provided by investing activities	(6,510)	(2,154)	1,398
Cash flows from financing activities:
Buyback of Series A Preferred Stock	—	(2,282)	(743)
Payment to affiliates for acquisition of customer book	—	—	(10)
Borrowings on notes payable	774,000	612,000	356,000
Payments on notes payable	(739,000)	(635,000)	(362,500)
Net paydown on subordinated debt facility	—	—	(10,000)
Payments on the Verde promissory note	—	—	(2,036)
Payment for acquired customers	—	(972)	—
Restricted stock vesting	(1,329)	(1,107)	(1,348)
Proceeds from disgorgement of stockholders short-swing profits	—	—	55
Payment of Tax Receivable Agreement Liability	—	—	(11,239)
Payment of dividends to Class A common stockholders	(10,987)	(10,569)	(10,382)
Payment of distributions to non-controlling unitholders	(17,436)	(29,450)	(34,794)
Payment of Preferred Stock dividends	(7,804)	(7,886)	(8,106)
Purchase of Treasury Stock	—	(395)	—
Net cash used in financing activities	(2,556)	(75,661)	(85,103)
Increase in Cash and cash equivalents and Restricted Cash	3,636	14,016	8,030
Cash and cash equivalents and Restricted cash—beginning of period	71,684	57,668	49,638

Cash and cash equivalents and Restricted cash—end of period	$ 75,320	$ 71,684	$ 57,668
Supplemental Disclosure of Cash Flow Information:
Non-cash items:
Property and equipment purchase accrual	$ (38)	$ 46	$ 92
Holdback for Verde Note—Indemnified Matters	$ —	$ —	$ 4,900
Write-off of tax benefit related to tax receivable agreement liability—affiliates	$ —	$ —	$ 4,384
Gain on settlement of tax receivable agreement liability—affiliates	$ —	$ —	$ 16,336
Cash paid (received) during the period for:
Interest	$ 3,754	$ 3,859	$ 6,634
Taxes	$ (1,788)	$ 23,890	$ 7,516

VIA RENEWABLES, INC.
OPERATING SEGMENT RESULTS
FOR THE YEARS ENDED December 31, 2021, 2020 and 2019
(in thousands, except per unit operating data)
(unaudited)

	Year Ended December 31,
	2021	2020	2019
	(in thousands, except volume and per unit operating data)
Retail Electricity Segment
Total Revenues	$ 322,594	$ 461,393	$ 688,451
Retail Cost of Revenues	284,794	306,012	552,250
Less: Net Gains (Losses) on non-trading derivatives, net of cash settlements	6,194	12,148	(24,339)
Non-recurring event - Winter Storm Uri	$ (64,403)	$ —	$ —
Retail Gross Margin (1) —Electricity	$ 96,009	$ 143,233	$ 160,540
Volumes—Electricity (MWhs) (3)	2,677,681	4,049,543	6,416,568
Retail Gross Margin (2) (4) —Electricity per MWh	$ 35.86	$ 35.37	$ 25.02

Retail Natural Gas Segment
Total Revenues	$ 75,134	$ 94,154	$ 122,503
Retail Cost of Revenues	38,425	38,580	62,975
Less: Net Gains (Losses) on non-trading derivatives, net of cash settlements	184	2,334	(672)
Retail Gross Margin (1) —Gas	$ 36,525	$ 53,240	$ 60,200
Volumes—Gas (MMBtus)	8,611,285	11,100,446	14,543,563
Retail Gross Margin (2) —Gas per MMBtu	$ 4.24	$ 4.80	$ 4.14
(1) Reflects the Retail Gross Margin attributable to our Retail Electricity Segment or Retail Natural Gas Segment, as applicable. Retail Gross Margin is a non-GAAP financial measure. See “—Non-GAAP Performance Measures” for a reconciliation of Retail Gross Margin to most directly comparable financial measures presented in accordance with GAAP.
(2) Reflects the Retail Gross Margin for the Retail Electricity Segment or Retail Natural Gas Segment, as applicable, divided by the total volumes in MWh or MMBtu, respectively.
(3) Excludes volumes (8,402 MWhs) related to Winter Storm Uri impact for the year ended December 31, 2021.
(4) Retail Gross Margin - Electricity per MWh excludes Winter Storm Uri impact.

Reconciliation of GAAP to Non-GAAP Measures
Adjusted EBITDA
We define “Adjusted EBITDA” as EBITDA less (i) customer acquisition costs incurred in the current period, plus or minus (ii) net gain (loss) on derivative instruments, and (iii) net current period cash settlements on derivative instruments, plus (iv) non-cash compensation expense, and (v) other non-cash and non-recurring operating items. EBITDA is defined as net income (loss) before the provision for income taxes, interest expense and depreciation and amortization. We deduct all current period customer acquisition costs (representing spending for organic customer acquisitions) in the Adjusted EBITDA calculation because such costs reflect a cash outlay in the period in which they are incurred, even though we capitalize and amortize such costs over two years. We do not deduct the cost of customer acquisitions through acquisitions of businesses or portfolios of customers in calculating Adjusted EBITDA. We deduct our net gains (losses) on derivative instruments, excluding current period cash settlements, from the Adjusted EBITDA calculation in order to remove the non-cash impact of net gains and losses on these instruments. We also deduct non-cash compensation expense that results from the issuance of restricted stock units under our long-term incentive plan due to the non-cash nature of the expense. We adjust from time to time other non-cash or unusual and/or infrequent charges due to either their non-cash nature or their infrequency. We have historically included the financial impact of weather variability in the calculation of Adjusted EBITDA. We will continue this historical approach, but during the first quarter of 2021 we incurred a net pre-tax financial loss of $64.9 million due to Winter Storm Uri, as described above. This loss was incurred due to uncharacteristic extended sub-freezing temperatures across Texas combined with the impact of the pricing caps ordered by ERCOT. We believe this event is unusual, infrequent, and non-recurring in nature.

Our lenders under our Senior Credit Facility allowed $60.0 million of the $64.9 million pre-tax storm loss incurred in the first quarter of 2021 to be added back as a non-recurring item in the calculation of Adjusted EBITDA for our Debt Covenant Calculations. As our Senior Credit Facility is considered a material agreement and Adjusted EBITDA is a key component of our material covenants, we consider our covenant compliance to be material to the understanding of our financial condition and/or liquidity. We will present any credits received related to the storm exceeding $4.9 million as a reduction of the related $60.0 million non-recurring add back to Adjusted EBITDA for consistent presentation. There are no assurances credits will be received.

We believe that the presentation of Adjusted EBITDA provides information useful to investors in assessing our liquidity and financial condition and results of operations and that Adjusted EBITDA is also useful to investors as a financial indicator of our ability to incur and service debt, pay dividends and fund capital expenditures. Adjusted EBITDA is a supplemental financial measure that management and external users of our consolidated financial statements, such as industry analysts, investors, commercial banks and rating agencies, use to assess the following:

•our operating performance as compared to other publicly traded companies in the retail energy industry, without regard to financing methods, capital structure or historical cost basis;
•the ability of our assets to generate earnings sufficient to support our proposed cash dividends;
•our ability to fund capital expenditures (including customer acquisition costs) and incur and service debt; and
•our compliance with financial debt covenants

Retail Gross Margin
We define Retail Gross Margin as operating income (loss) plus (i) depreciation and amortization expenses and (ii) general and administrative expenses, less (i) net asset optimization revenues, (ii) net gains (losses) on non-trading derivative instruments, and (iii) net current period cash settlements on non-trading derivative instruments. Retail Gross Margin is included as a supplemental disclosure because it is a primary performance measure used by our management to determine the performance of our retail natural gas and electricity business by removing the impacts of our asset optimization activities and net non-cash income (loss) impact of our economic hedging activities. As an indicator of our retail energy business’ operating performance, Retail Gross Margin should not be considered an alternative to, or more meaningful than, operating income (loss), its most directly comparable financial measure calculated and presented in accordance with GAAP.
We believe Retail Gross Margin provides information useful to investors as an indicator of our retail energy business's operating performance.
We have historically included the financial impact of weather variability in the calculation of Retail Gross Margin. We will continue this historical approach, but during the first quarter of 2021 we added back the $64.9 million net financial loss incurred related to Winter Storm Uri, as described above, in the calculation of Retail Gross Margin because the extremity of the Texas storm combined with the impact of unprecedented pricing mechanisms ordered by ERCOT is considered unusual, infrequent, and non-recurring in nature. We received credits totaling $0.5 million related to Winter Storm Uri costs in the third quarter of 2021, which is included in the calculation of Retail Gross Margin for consistent presentation.

The GAAP measures most directly comparable to Adjusted EBITDA are net income (loss) and net cash provided by operating activities. The GAAP measure most directly comparable to Retail Gross Margin is operating income (loss). Our non-GAAP financial measures of Adjusted EBITDA and Retail Gross Margin should not be considered as alternatives to net income (loss), net cash provided by operating activities, or operating income (loss). Adjusted EBITDA and Retail Gross Margin are not presentations made in accordance with GAAP and have important limitations as analytical tools. You should not consider Adjusted EBITDA or Retail Gross Margin in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA and Retail Gross Margin exclude some, but not all, items that affect net income (loss) and net cash provided by operating activities, and are defined differently by different companies in our industry, our definition of Adjusted EBITDA and Retail Gross Margin may not be comparable to similarly titled measures of other companies.
Management compensates for the limitations of Adjusted EBITDA and Retail Gross Margin as analytical tools by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these data points into management’s decision-making process.
The following tables present a reconciliation of Adjusted EBITDA to net income (loss) and net cash provided by operating activities for each of the periods indicated.

APPENDIX TABLES A-1 AND A-2
ADJUSTED EBITDA RECONCILIATIONS
(in thousands)
(unaudited)

	Year Ended December 31,		Quarter Ended December 31,
(in thousands)	2021	2020	2021	2020
Reconciliation of Adjusted EBITDA to Net Income (Loss):
Net (loss) income	$ (3,951)	$ 68,218	$ (35,844)	$ 8,767
Depreciation and amortization	21,578	30,767	5,080	6,683
Interest expense	4,926	5,266	765	1,033
Income tax expense	3,804	15,736	(5,356)	2,997
EBITDA	26,357	119,987	(35,355)	19,480
Less:
Net, (gain) loss on derivative instruments	21,200	(23,386)	(36,526)	(9,371)
Net, cash settlements on derivative instruments	(15,692)	37,729	(9,642)	4,732
Customer acquisition costs	1,415	1,513	650	(249)
Plus:
Non-cash compensation expense	3,448	2,503	1,436	369
Non-recurring event - Winter Storm Uri	60,000	—	—	—
Non-recurring legal and regulatory settlements	(2,225)	—	—	—
Adjusted EBITDA	$ 80,657	$ 106,634	$ 11,599	$ 24,737

	Year Ended December 31,		Quarter Ended December 31,
(in thousands)	2021	2020	2021	2020
Reconciliation of Adjusted EBITDA to net cash provided by operating activities:
Net cash provided by operating activities	$ 12,702	$ 91,831	$ (6,070)	$ 7,883
Amortization of deferred financing costs	(997)	(1,210)	(205)	(244)
Bad debt expense	(445)	(4,692)	(66)	(79)
Interest expense	4,926	5,266	765	1,033
Income tax expense	3,804	15,736	(5,356)	2,997
Non-recurring event - Winter Storm Uri	60,000	—	—	—
Non-recurring legal settlement	(2,225)	—	—	—
Changes in operating working capital
Accounts receivable, prepaids, current assets	(5,117)	(32,820)	20,188	15,481
Inventory	486	(1,458)	(562)	(300)
Accounts payable, accrued liabilities, current liabilities	11,253	36,301	(4,556)	(2,912)
Other	(3,730)	(2,320)	7,461	878
Adjusted EBITDA	$ 80,657	$ 106,634	$ 11,599	$ 24,737
Cash Flow Data:
Cash flows provided by operating activities	$ 12,702	$ 91,831	$ (6,070)	$ 7,883
Cash flows (used in) provided by investing activities	$ (6,510)	$ (2,154)	$ (2,821)	$ (935)
Cash flows used in financing activities	$ (2,556)	$ (75,661)	$ (13,908)	$ (10,644)

The following table presents a reconciliation of Retail Gross Margin to operating income for each of the periods indicated.

APPENDIX TABLE A-3
RETAIL GROSS MARGIN RECONCILIATION
(in thousands)
(unaudited)

	Year Ended December 31,		Quarter Ended December 31,
(in thousands)	2021	2020	2021	2020
Reconciliation of Retail Gross Margin to Operating Income:
Operating income	$ 4,409	$ 88,797	$ (40,577)	$ 12,667
Plus:
Depreciation and amortization	21,578	30,767	5,080	6,683
General and administrative expense	44,279	90,734	11,226	24,647
Less:
Net asset optimization (expense) revenue	(4,243)	(657)	(3,701)	(338)
Gain (Loss) on non-trading derivative instruments	22,130	(23,439)	(36,084)	(9,420)
Cash settlements on non-trading derivative instruments	(15,752)	37,921	(9,698)	4,768
Non-recurring event - Winter Storm Uri	$ (64,403)	$ —	$ —	$ —
Retail Gross Margin	$ 132,534	$ 196,473	$ 25,212	$ 48,987
Retail Gross Margin - Retail Electricity Segment (1)	$ 96,009	$ 143,233	$ 15,531	$ 34,092
Retail Gross Margin - Retail Natural Gas Segment	$ 36,525	$ 53,240	$ 9,681	$ 14,895
(1) Retail Gross Margin for the year ended December 31, 2021 includes a $0.5 million reduction related to the Winter Storm Uri credit settlements received and includes a $64.4 million add back related to Winter Storm Uri.